UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	August 6, 2009
(Date of earliest event reported)	August 4, 2009

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2009, we expanded our Board of Directors from 11 to 12 members, and Gerald B. Smith was elected to the Board to fill this additional position. All of our current directors continue as members of our Board.

Mr. Smith will also serve as a member of our Audit and Compensation Committees.

Since 1994, Mr. Smith has served as a director and as a member of the Audit Committee of ONEOK Partners GP, L.L.C., our wholly-owned subsidiary and the sole general partner of ONEOK Partners, L.P.  Mr. Smith is founder, chairman and chief executive officer of Smith, Graham & Company Investment Advisors, a global investment management firm.  Mr. Smith is a member of the Board of Directors of the Charles Schwab Family of Funds, where he serves as chairman of the investment oversight committee.  He is also lead independent director and deputy chairman of Cooper Industries and a former director of the Fund Management Board of Robeco Group, Rorento, N.V. (Netherlands) and Pennzoil Corporation.

For his service on our Board and the above-referenced Board committees, Mr. Smith will receive the currently effective annual cash retainer paid to members of our Board for their service in 2009/2010 in the amount of $60,000, pro-rated for the period of time from his appointment to our Board to our next scheduled annual shareholders meeting.  Mr. Smith will also receive the currently effective stock retainer of 2,000 shares of our common stock paid to members of our Board for their service in 2009/2010 similarly pro-rated, which shares shall be issued pursuant to our Equity Compensation Plan, as amended.  As a non-management director, Mr. Smith will be reimbursed for his expenses related to his attendance at Board and committee meetings.

Item 9.01                Financial Statements and Exhibits.

Exhibit Number	Description
99.1	News release of ONEOK, Inc. dated August 5, 2009, announcing a director appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	August 6, 2009	By:	/s/ Curtis L. Dinan
Curtis L. Dinan Senior Vice President, Chief Financial Officer and Treasurer